Exhibit 6.47

RESIDENTIAL LEASE AGREEMENT

THIS RESIDENTIAL LEASE AGREEMENT (this “ Lease”) is made this                              between                                             . (“Owner”) by and through its authorized agent, Blue Canopy Realty, LLC., its successors and assigns, (“Management”) and                                               (“Tenant”). If more than one party is identified as and/or signs this Lease as Tenant, the term Tenant shall mean and refer collectively to all such parties identified and/or signing as such and the obligations of all such parties as “Tenant” shall be joint and several for all purposes hereunder.

1. TERM, DESCRIPTION, AND RENEWAL: In consideration of the payment of Rent and the keeping and performance of the covenants and agreement by Tenant in this Lease, Owner/Management hereby leases to Tenant, based on Tenant’s representation, located at                                                                  (the “Premises”) for a term of months commencing on                              , and ending on (the“Expiration Date”), unless earlier terminated pursuant to the provisions of this Lease. The Term of this Lease shall automatically renew for successive one (1) year periods unless either party shall provide written notice to the other at least ninety (90) days prior to the expiration of the then current term of the desire for the Term not to renew. Any renewal terms shall be incorporated into the definition of “Term” as used herein.

2. RENT: Tenant agrees to pay to Management rental payments in equal monthly amounts in the amount of                                               and Dollars (                  ) the (“Rent”), such Rent being due and payable by Tenant in advance without notice, abatement, set-off, deduction, or demand on the first calendar day of each month. At the time of the mutual execution of this Lease, Tenant must pay to Management Rent for the first full calendar month of the Term. If the Term starts on a day other than the first day of the month, then the Rent for that month is proportionally reduced based on the actual number of days of the Term that fall in that month. Rent and other charges as they may apply are to be paid at Management’s office or at such place as Management by written notice may designate. Tenant agrees to pay the Rent promptly when due and further agrees to pay a late charge, in addition to Rent, in the amount of Seventy Five and 00/100 Dollars ($75.00) for Rent paid after the fourth calendar day of each month. A fee of Ten and 00/00 Dollars ($10.00) per day shall apply in addition to the late charge thereafter until full payment is received or fee is waived in writing by Management. In addition, in the event of insufficient funds, Tenant agrees to pay a service fee of Forty Five and 00/100 Dollars ($45.00). Tenant also understands that the late charge will apply to insufficient funds not replaced prior to the fifth calendar day after due date. Such late charge and service fee are both “Rent” under the terms of this Lease, and Tenant agrees that it is a reasonable payment for compensation of the costs and inconvenience associated with any such late payments and/ or insufficient funds. To the extent permitted by applicable law, Tenant acknowledges that Owner or Management may file a negative credit report with one or more credit reporting agencies if Tenant fails to pay Rent when due in accordance with the terms of this Lease. Rent and other charges as they may apply are to be paid at Management’s office or at such place as Management by written notice may designate. Rent charged during any renewal term is subject to increase at Owner or Management's sole discretion.

3. SECURITY DEPOSIT: Management, on behalf of Owner, acknowledges receipt from Tenant the amount of                                                     and Dollars (              ) as security deposit (the “Security Deposit”), which Tenant acknowledges does not exceed two months’ rent. The Security Deposit is given by Tenant as evidence of Tenant’s good faith to honor and comply with the terms and conditions of this Lease and shall be held by Management in a non-interest-bearing trust account. In the event the Premises is no longer managed by Management, a letter will be sent to Tenant notifying Tenant that all monies being held in escrow for all Security Deposits will be forwarded to the Owner, or Owner’s designee, with appropriate contact information. Management shall hold the Security Deposit, or part thereof, toward any damages or losses Owner may sustain by reason of Tenant’s default of any kind or nature whatsoever. Damages include but are not limited to: (1) unpaid Rent or other Tenant charges; (2) labor and materials required to clean the Premises or a part thereof; (3) the cost of painting and redecorating the Premises resulting from unreasonable wear and tear; (4) the cost of repairing and replacing any portion of the Premises that may have been defaced, injured, destroyed, altered or removed in any manner; and (5) any costs that Management or Owner may incur due to default of this Lease on the part of Tenant, including but not limited to administrative costs, advertising, redecoration or other costs similar to those outlined in this Section, or reasonable attorneys’ fees. Should Owner’s losses due to Tenant’s default exceed the Security Deposit, Tenant agrees to pay Management, on behalf of Owner, for such excess losses when billed. It is further agreed by Tenant to remit when billed by Management for damages as outlined in this Lease in order that the Security Deposit will remain intact. Upon expiration or earlier termination of this Lease, and, provided Tenant is not in default under the provisions of this Lease, Management, on behalf of Owner, as may be required by law, shall return the Security Deposit, less any sum deducted in accordance with Arkansas law or this Lease, in the time and manner provided by law. If Owner sells the Premises, Owner or Management, as applicable, shall transfer to the new owner the Security Deposit (or so much as Owner or Management has in its possession after expending such sums as is provided in this Lease), and Tenant shall look to the new owner of the Premises and not Owner or Management for the return of the Security Deposit upon the expiration or earlier termination of this Lease.

4. USE OF PREMISES: The Premises shall be used and occupied by Tenant as a private, single-family dwelling. Tenant agrees that no other person may inhabit the Premises unless (a) Tenant shall have obtained the prior written consent of Management on behalf of Owner approving such person and (b) such person shall have agreed in writing to be bound by each and every provision of this Lease, including but not limited to the obligation to pay Rent. No part of the Premises shall be used at any time during the Term of this Lease by Tenant for the purpose of carrying on any business, profession, or trade of any kind, or for any purpose other than as a private single family dwelling; provided, however, Tenant may use a portion of the Premises as a home office and may conduct business-related functions from the Premises as long as such activities do not use or advertise the Premises address as the address for such business or such activities do not otherwise allow or permit customers, clients or business invitees from entering upon the Premises for business purposes. Tenant shall comply with any and all laws, ordinances, rules and orders of any and all governmental or quasi-governmental authorities affecting the cleanliness, use, occupancy and preservation of the Premises.

Tenant and Tenant’s guests shall not make or permit any loud or obnoxious noises or otherwise cause a nuisance to the neighbors of the Premises. In addition, Tenant acknowledges receipt of the restrictive covenants for the subdivision/condominium, if any, in which the Premises is situated and agrees to abide by the terms of such covenants, if applicable. Tenant shall not permit any hazardous act or use of the Premises and shall not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might unreasonably increase the danger of fire on the Premises or that might be considered hazardous or extra-hazardous by any responsible insurance company. Tenant shall not make or permit waste to the Premises. Tenant shall not permit any lien or encumbrance, whether voluntary or involuntary, to be placed on the Premises.

5. CONDITION OF PREMISES: Tenant has inspected the Premises, including the grounds and all buildings and improvements, and stipulates that (i) the Premises are, at the time of the execution of this Lease, in good order, repair, and in a safe, clean and tenantable condition and (ii) all fixtures and personal property at the Premises are in good working order and are not in need of repair or replacement. The Premises is leased to Tenant by Management on behalf of Owner “as is” “where is” and Management, on behalf of Owner, specifically disclaims any and all warranties, express or implied.

6. ASSIGNMENT AND SUBLETTING: Tenant shall not assign this Agreement, or sublet or grant any license to use the Premises without the prior written consent of Management on behalf of Owner. A consent by Management on behalf of Owner to one such assignment, subletting or license shall not be deemed to be a consent to any subsequent assignment, subletting or license. An assignment, subletting or license without the prior written consent of Management on behalf of Owner or an assignment or subletting by operation of law shall be absolutely null and void and shall, at the option of Management on behalf of Owner, terminate this Agreement.

7. ALTERATIONS AND TERMINATION: Tenant shall make no alterations or improvements of any kind to the Premises nor make any other alterations or improvements on the Premises without the prior written consent of Management on behalf of Owner. Any and all alterations, changes, and/or improvements built, constructed or placed on the Premises by Tenant shall, unless otherwise provided by written agreement between Management on behalf of Owner and Tenant, be and become the property of Owner and remain on the Premises at the expiration or earlier termination of this Agreement.

8. NON-DELIVERY OR POSSESSION. In the event Management, on behalf of Owner, cannot deliver possession of the Premises to Tenant upon the commencement of the Term, through no fault of Management or Owner, then neither Management nor Owner shall have any liability, but the Rent shall abate until possession is given. Management, on behalf of Owner, shall have thirty (30) days in which to give possession, and if possession is tendered within such time, Tenant agrees to accept the Premises and pay the Rent from that date. In the event possession cannot be delivered within such time, through no fault of Management or Owner, then this Lease and all rights hereunder shall terminate.

9. NUISANCE: Tenant acknowledges that should any nuisance abatement or similar proceeding be commenced or threatened against Tenant, Owner, Management, or the Premises by any municipal, county, state or federal nuisance abatement board or enforcement entity, wholly or partially resulting from the action or inaction of Tenant (or guests of Tenant) in, on or about the Premises, such action or inaction shall constitute a material breach of this Lease by Tenant entitling Management and Owner to all available remedies set forth in this Lease or by applicable laws.

10. MAINTENANCE BY MANAGEMENT: Management agrees to maintain the plumbing lines and fixtures, electrical panel, wiring, and fixtures, gas fixtures, appliances on the Premises that belong to the Owner, heating, ventilation and air conditioning systems, roof, the foundation and the structural stability of the Premises, exterior paint and siding, deck (if any), and gutters. Notwithstanding the foregoing, neither Owner nor Management shall have any responsibility for the repair, replacement or maintenance of any such items or any other portion of the Premises made necessary by Tenant’s misuse, waste, or neglect or that of its guests, and Tenant agrees that Tenant is solely responsible, at Tenant’s expense for all such repairs and maintenance. Tenant agrees to give Management prompt notice of any required repairs or unsafe conditions, nuisances, or violation of a building, safety or health code or regulation. Tenant shall give to Management prompt notice of any accident to, or any defect found to exist on, the Premises.

11. MAINTENANCE BY TENANT: Except for the items specifically set forth in Section 10 as Management’s obligations, neither Management nor Owner shall have any responsibility to repair or maintain any portion of the Premises, such being the sole responsibility of Tenant, and Tenant shall, at Tenant’s expense, keep and maintain all aspects and areas of the Premises in good repair and in a sanitary, clean, and aesthetically pleasing condition. Tenant shall maintain the Premises in compliance with all applicable statutes, laws, ordinances, and regulations. In particular, but not by way of limitation, Tenant shall keep the sinks, faucets, light fixtures, toilets, doors, locks, hardware carpeting, ceilings, flooring, windows, window coverings, interior walls, fences and fixtures in, or, or about the Premises in good and working condition and repair and shall keep the Premises free from all rubbish and debris. Tenant shall use all fixtures, appliances, and facilities located at the Premises in a reasonable manner. Tenant shall pay for all damage to the Premises and repairs and maintenance required due to the use, misuse or negligence of Tenant or Tenant’s guests, agents, invitees, or licensees. Any failure by Tenant to comply with the terms of this Section 11 is a “misuse” of the Premises. Tenant shall pay, as additional Rent, immediately upon Management’s request, all of Owner’s and Management’s costs and expenses resulting from any damage to the Premises and repairs and maintenance required due to the use, misuse or negligence of Tenant or Tenant’s guests, agents, invitees, or licensees immediately upon request from Management. If the Premises are not kept in the manner required by this Lease, then Management, or its agents, may enter the Premises without interference with Tenant’s possession of the Premises, and Management may then place the Premises, as applicable, in the same condition of repair and cleanliness as is necessary to comply with this Section, and Tenant shall pay, as additional Rent, Management’s and Owner’s expenses for such repairs and maintenance, and the amount of such expenses may be offset from the Security Deposit as provided in this Lease. The Premises are equipped with one or more smoke detection devices, and Tenant is responsible for replacing the batteries in those devices and must promptly report to Management any problems with, or maintenance or repairs needed in connection with such devices. In addition, Tenant is solely responsible for the conduct and safety of all inhabitants, guests, invitees, licensees, and trespasses. Tenant acknowledges and agrees that Management is not responsible for the condition of the Premises and expressly and unconditionally agrees to release, hold harmless and indemnify Management for any causes of action arising out of this Lease, related to the condition of the Premises or regarding damage or injury to persons or property.

12. LAWN MAINTENANCE: Tenant agrees, at Tenant’s sole cost and expense, to maintain and pay cost of lawn care and landscaping on the Premises, including but not limited to mowing and trimming the lawn and maintaining the trees, shrubbery, and landscaping, and for the proper watering of the lawn.

13. UTILITIES: Tenant shall initiate, contract for, and obtain, in its name, all utility services required on the Premises including but not limited to, gas, electricity, telephone, data services, trash removal, water and sewer. Tenant shall pay all charges for those activities as they become due, including but not limited to, deposits and activation, hook up and connection fees. If Tenant fails to pay utility charges, then Owner or Management, at their option, may elect to pay same for and on behalf of Tenant and such amounts are payable by Tenant as Rent and are due when the next installment of Rent is due. Neither Owner nor Management shall have any liability for the stoppage or failure of any utilities provided to the Premises or damages caused as a result of same, unless and only to the extent caused by the intentional or grossly negligent acts of Owner or Management.

14. PETS; NO SMOKING. No animal of any kind shall be kept on the Premises without the prior written approval of Management on behalf of Owner. After Tenant receives such approval to keep an animal on the Premises, Tenant shall pay to Management for the benefit of Owner Two Hundred Fifty and No/100 Dollars ($250.00), such payment being immediately nonrefundable, before such animal shall be allowed on the Premises. In the event Management or Owner approves a pet on the Premises, Tenant must seek approval of Management on behalf of Owner and pay an additional fee for each subsequent pet. Additionally, Tenant agrees to repair, at Tenant’s own expense, any damage to the Premises caused by any pets in excess of the Security Deposit, as determined by Management, and will surrender prompt payment for said repairs upon presentation of an invoice by Management. In no event shall Tenant keep at the Premises any animal having vicious or dangerous propensities. Tenant additionally agrees that the Premises are smoke-free and Tenant shall not, and shall not allow any other person to smoke in or at the Premises.

15. LOCKS AND KEYS: If permitted by Management on behalf of Owner pursuant to this Lease, should Tenant change the locks or locking devices, Tenant agrees to provide Management with the key(s) to such locks or devices and further to leave said locks or devices with Management at the expiration or earlier termination of the Term. Tenant recognizes the right of Owner and Management to recover all damages and costs resulting from Management’s or Owner’s inability to gain access to the Premises or to replace or repair lock devices.

16. ACCESS BY MANAGEMENT AND OWNER: Management and Owner each reserves and Tenant grants to Management and to Owner the right for Management and Owner, their respective agents, employees or the holder of any mortgage to enter the Premises at reasonable times for reasonable inspection, repair and service to the Premises and to ensure compliance with the covenants and conditions of this Lease, but at any time for the purpose of attending an emergency.

17. EXTENDED ABSENCE AND ABANDONMENT: Tenant shall give Management written notice of any absence from the Premises that will exceed 14 days. Failure to give notice shall leave Tenant responsible for all damages Management or Owner may incur as a result of no notice.

18. AUTOMOBILES AND OTHER VEHICLES: Tenant agrees that only the automobiles, boats, trailers and any other vehicle so noted on application shall be allowed on the Premises or the parking lot (if any). No other vehicle, boat, trailer or recreational vehicle of any kind may be parked on the Premises or the parking lot (if any) without the prior written permission of Management. All permitted vehicles must be parked in the parking lot or in driveways, as applicable, and may not remain parked on the street for more than forty-eight (48) hours. No inoperable vehicles of any kind may be kept or stored at the Premises. Tenant may not repair vehicles of any kind in the driveway, parking lot (if any), or anywhere else on or about the Premises. Tenant must, at Tenant’s expense, promptly clean from all paved surfaces any grease, oil and any other drippings or stains when they occur.

19. PROPERTY, FIRE AND CASUALTY: In case of such damage to the Premises by fire, storm, earthquake or other casualty not due to the negligence of Tenant, rendering the Premises untenantable, Management shall, by providing Tenant with written notice within sixty (60) days of such damage, have the right to elect to (i) repair such damage with reasonable promptitude, placing the same in as good a condition as they were at the time of damage, in which case the Lease shall continue and Rent shall be abated during the time the Premises remains untenantable, or (ii) terminate this Lease from the date of such damage, in which case Tenant shall immediately surrender the Premises and pay Rent only until such time of surrender. In the event of such casualty, Owner and Management are released from all claims, losses, damages and inconveniences incurred by Tenant that arises from said casualty. In any event Tenant shall be solely responsible for losses, theft, casualty and damage related to the contents of the unit and further acknowledges that Management has advised Tenant to consider securing a contents insurance policy. All property placed in or on the Premises or Property by Tenant is at the sole and absolute risk of Tenant, and Tenant is advised to consider securing liability insurance in the event of accident, injury or death that could occur on the Premises or Property to Tenant, family or guests or any personal property of Tenant or others located within the Premises. Owner and Management shall be held harmless in such events.

20. CONDEMNATION: If the Premises or any part thereof are acquired or condemned by the power of eminent domain by any public or other authority so as to render the Premises unsuitable for residential purposes, then this Lease may be terminated at the option of Management, on behalf of Owner, or Tenant upon written notice of same. Rent will be prorated as of the date of termination. The entire condemnation award, if any, belongs exclusively to Owner. Tenant agrees to sign any assignments or other instruments that Owner or Management may reasonably request to accomplish the foregoing.

21. NOTICES: All notices required and given between the parties of this Lease shall be given in writing to Management and delivered personally, by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service to Management’s office, located at 1 W. Mountain St, Ste 306, Fayetteville, Ar 72701, or to such other address as may be designated in writing by Management or Owner from time to time, and to Tenant at the Premises.

Such notice shall be deemed to have been given upon delivery if delivered personally; five (5) days after it has been deposited in the United States Mail if given by registered or certified mail, return receipt requested; or one (1) day after it has been deposited for overnight delivery with a reputable national overnight delivery service.

22. SURRENDER OF PREMISES; HOLDOVER: At the expiration or earlier termination of the Term, Tenant shall quit and surrender the Premises in at least as good and clean standing and condition as existed at the commencement of this Lease, or at a later time if the condition was subsequently improved by Management or Owner, normal wear and tear excepted. Tenant agrees that Tenant must have the Premises professionally and thoroughly cleaned immediately prior to the expiration or earlier termination of the Term. If Tenant fails to surrender the Premises in the condition required hereunder, Management or Owner shall have the right to take such action on behalf of Tenant and Tenant shall be liable for all sums expended by Management or Owner in connection therewith. Any property of Tenant not removed from the Premises after the expiration or termination of this Lease as provided herein shall be deemed abandoned by Tenant. If Tenant fails to vacate the Premises after the Term expires or is terminated, then Management may elect to treat Tenant as a holdover tenant, in which case Tenant shall be deemed a month to month Tenant and all of the terms of this Lease shall apply except the monthly Rent installments due for the holdover period are equal 200% of the monthly Rent installment due for the month immediately preceding the holdover period of this Lease. The foregoing shall not be construed as consent by either Management or Owner for Tenant to hold over. In addition, Tenant shall be responsible for all consequential damages incurred by Management or Owner as a result of Tenant’s holding over.

23. SALE OF PREMISES: Owner reserves the right to convey the fee interest in the Premises, and, in no event shall a conveyance of the fee interest in the Premises constitute a termination of this Lease. In the event the Premises is listed for sale, Tenant agrees to cooperate fully with Owner in the efforts to show the Premises to potential buyers. Tenant agrees to keep the Premises clean and neat at all times in connection with these efforts. If the Premises is found to be less than clean at a showing, such event shall constitute a default under this Lease entitling Owner to pursue all remedies allowed by law which may include seeking to evict Tenant. Owner will give notice to Tenant of intended showings to potential buyers; however, these notices may be relatively short for various reasons. Upon any such sale or conveyance by Owner, from and after the date thereof, neither Management nor Owner shall have any liability or obligation to Tenant under this Lease and Tenant shall look to the new owner as the landlord hereunder.

24. FAIR HOUSING: Tenant agrees Owner and Management will provide equal services to all persons without regard to race, color, religion, sex, national origin, handicap, sexual orientation or familial status. Additionally, Tenant, Owner and Management agree that Owner and Management must comply with all state and federal laws while performing this Lease.

25. DEFAULT: Tenant’s failure to comply with the provisions and conditions of this Lease shall constitute Tenant’s default of this Lease. In the event of such default, in addition to any other remedies provided for in this Lease, Management may immediately terminate this Lease by written notice to Tenant and/or commence eviction proceedings in accordance with applicable laws.

Tenant agrees to pay, as additional Rent, all costs and expenses incurred by Owner or Management by reason of Tenant’s default including without limitation, all Rent that would be due for the remaining portion of the Term, loss of rents, reasonable attorney’s fees, costs of regaining possession and re-renting the Premises, storage fees and repair and cleaning costs. The rights and remedies in this Lease are cumulative, not exclusive, and are in addition to any other rights and remedies available to Management or Owner at law or in equity. The exercise, or beginning of the exercise, of any one or more of the rights or remedies by Management or Owner provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise of any or all other rights or remedies. If at any time this Lease is terminated pursuant to this or any other Section of this Lease, Tenant hereby covenants and agrees to surrender and deliver up the Premises peacefully to Landlord immediately upon the termination of this Lease. Tenant may be in default if Tenant or any occupant of the Premises is convicted of, pleads guilty to, pleads no contest to a) any felony offense b) any offense involving actual/potential physical harm to any person, or involving possession, use, manufacture, sale/delivery of illegal substances.

26. MISCELLANEOUS PROVISIONS. Tenant agrees that Tenant’s failure to keep any of the following covenant is a “misuse” of the Premises. Tenant covenants and agrees:

(a) To not permit nor suffer any disorderly conduct, noise or nuisance about the Premises having a tendency to annoy or disturb any persons occupying adjacent property;

(b) To allow no illegal acts to take place on the Premises;

(c) To keep all sinks, toilets, and all other water and plumbing apparatus in good order and repair and use the same only for the purposes for which they were constructed. Tenant shall not allow any sweepings, rubbish, sand, rags, feminine sanitary pads or products, ashes or other substances to be thrown or deposited into any drains, sinks, or toilets or to otherwise enter the sewer lines from the Premises;

(d) To replace filters for the heating and any conditioning units at least once every three (3) months while in use and otherwise to keep such filters clean and free from dust and dirt;

(e) To not leave windows or doors in an open position during any inclement weather;

(f) To not add locks to the Premises, not to duplicate keys, nor to change the locks or keys on the Premises without the prior written consent of Management or Owner;

(g) To pay to Management after the termination of this Lease, within three (3) days of demand therefor, all amounts expended by Management or Owner, including a reasonable hourly rate for Management’s or Owner’s own time spent, for repairing the Premises, replacing parts of the Premises, and cleaning the Premises, all beyond reasonable normal wear and tear.

Tenant shall pay immediately upon request as additional Rent under this Lease, any and all costs and expenses incurred as a result of any damage to the Premises (including without limitation, any damage to or blockage of plumbing or sewer lines or apparatus associated with the Premises) resulting from any of the above listed misuses or any other misuse or damage to the Premises caused by Tenant or Tenant’s guests, whether resulting from burst pipes, water or sewer leakage or backup, or otherwise. Such costs and expenses may include, without limitation, the cost of clearing blocked plumbing and sewer lines, repairing frozen water lines, and repairing and mitigating any damage caused by any sewer or other water backup or leakage resulting from such misuse.

27. NON-LIABILITY OF MANAGEMENT OR OWNER: This Lease is made upon the express condition that Management and Owner and their respective successors, assigns, agents, contractors, and employees are free from all liabilities and claims for damages and/or suits for or by reason of any accident, damage, condition or casualty to, upon, or about the Premises, or the adjoining sidewalks and streets, including but not limited to, defective wiring, the breaking or stopping of the plumbing or sewage upon the Premises, or the operation of a lawn mower by Tenant or any other person, unless such accident, damage, condition or casualty is directly caused by the intentional act or the gross negligence of Landlord. Tenant agrees to indemnify, defend and save harmless Management and Owner, and their respective successors, assigns, agents, contractors, and employees from all liabilities, charges, expenses (including attorney’s fees) and costs on account of or by reason of any such injuries, liabilities, claims, suits, damages or losses however occurring or damages to any person or property while on the Premises, or adjoining sidewalks or streets occasioned by or related to any act or omission of the Tenant, or Tenant’s licensees or invitees. Notwithstanding any duty Landlord may have under this Lease to repair or maintain the Premises, in the event that the improvements at the Premises are damaged by the negligent, reckless or intentional act or omission of Tenant or any of Tenant’s licensees or invitees, then Tenant shall bear the full cost of such repair or replacement.

28. AGENCY DISCLOSURE: Tenant acknowledges that (1) Management is the agent solely of Owner and not the agent of Tenant, and (2) this fact was read, discussed and understood by Tenant prior to execution of this Lease.

29. TIME IS OF THE ESSENCE: Time is of the essence for each of the agreements and conditions herein to be performed by Tenant. Unless otherwise specified, days as it appears in this Lease shall mean calendar days. Further, all times and dates set forth in this Lease refer to Arkansas Central time and date.

30. RULES AND REGULATIONS: This Lease may incorporate rules and regulations regarding the Premises and the Property, which may be provided by Management from time to time (collectively, the “Rules”). Tenant agrees to comply with all Rules as now exist or as may be promulgated by Management in the future.

31. SPECIAL CONDITIONS:

32. GOVERNING LAW: This Lease shall be governed by the laws of the State of Arkansas.

33. SEVERABILITY: The invalidity or unenforceability of any provisions of this Lease shall not affect the validity or enforceability of any other provision of this Lease, which shall remain in full force and effect.

34. MERGER CLAUSE: This Lease, when executed by Management, on behalf of Owner, and Tenant, and any addendums attached hereto, shall contain the entire understanding and agreement between Management, on behalf of Owner, and Tenant with respect to all matters referred to herein and shall supersede all prior or contemporaneous agreements, representations, discussions and understandings, oral or written, with respect to such matters. This Lease shall not supersede any agency agreements entered into by Management and/or Owner and Tenant. This Lease shall not be modified except by a written agreement signed by Management, on behalf of Owner, and Tenant.

35. ATTORNEY’S FEES: Should Owner or Management initiate any type of administrative proceeding, arbitration, mediation or litigation against Tenant, it is agreed Tenant that Tenant shall pay, as Additional Rent, all costs and attorney’s fees incurred by Owner or Management in connection therewith.

36. TENANT OBLIGATION FOR DETERMINATIONS: In no limitation of any waiver of warranty regarding the Premises by Owner or Management set forth in this Lease, Tenant acknowledges the following:

●	If the presence of a registered sex offender is a matter of concern to Tenant, Tenant understands that Tenant must contact local law enforcement officials or access the State of Arkansas registered sexual offender website at http://www.acic.org regarding such information.

●	If the presence of mold is of concern to Tenant, Tenant understands that Tenant should hire a qualified mold inspector prior to signing this Lease.

●	Tenant is urged to (i) conduct testing for possible existence of chemical or drug substances in, on or about the Premises, as desired by Tenant, and (ii) to visit with applicable law enforcement authorities about possible prior illegal activity on or about the Premises.

37. LEAD-BASED PAINT RISK ASSESSMENT / INSPECTION: In no limitation of any waiver of warranty regarding the Premises by Owner or Management set forth in this Lease, Tenant acknowledges the following, as applicable:

●	_______ Tenant understands and agrees that, according to the best information available, improvements on the Premises were not constructed prior to 1978 and should not contain lead-based paint hazards; or

●	______ Tenant has been informed that the Premises, including without limitation, garages, tool sheds, other outbuildings, fences, signs and mechanical equipment on the Premises that were constructed prior to 1978, may contain lead-based paint. Tenant has received and acknowledged receipt of the “Disclosure of Information on Lead-Based Paint and Lead-Based Paint Hazards,” which is attached to this Lease, including any pertinent records or reports available.

38. INCORPORATION OF LAW: Except for any provision which is contractually excluded, Owner and Tenant agree that all provisions of Acts 535 and 1004 of 2007, as may be amended from time to time, are incorporated herein.

39. WAIVER; AMENDMENT. Owner’s or Management’s waiver of, or failure to take action with respect to, any breach of any covenant or condition contained in this Lease is not a waiver of such covenant or condition or subsequent breach of the same. The subsequent acceptance of Rent is not a waiver of any preceding breach by Tenant or any covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent accepted, regardless of Owner’s or Management’s knowledge of such preceding breach at the time of acceptance of such Rent. No action by Owner or Management except delivery of a written document terminating this Lease shall be deemed a termination of this Lease. This Lease may not be amended or modified only by an instrument in writing signed by Management, on behalf of Owner, and Tenant.

40. SUBORDINATION OF LEASE; ESTOPPEL CERTIFICATE. This Lease is subject and subordinate to all present and future mortgages, deeds of trust and other security instruments that may be placed on the Premises. Although no further act by Tenant is necessary to accomplish the above, Tenant agrees to sign any other instruments subordinating this Lease as Management may reasonably request within ten (10) days of request by Management. Tenant shall execute and deliver to Management or Owner’s mortgagee(s) or lender(s), within ten (10) days of request by Management from time to time, estoppel certificates pursuant to forms reasonably acceptable to Management or Owner.

41. PARTIES BOUND. This Lease shall be binding upon and insure to the benefit of Management, Owner, Tenant and the respective heirs, successors and assigns thereof. The word “Owner” includes the heirs, executors, administrators, and assigns of “Owner;” and the word “Tenant” includes all persons liable for any payments hereunder, and all Tenants lawfully occupying the Premises, or parts thereof under and by virtue of this Lease, and their respective heirs, executors, and administrators.

42. INTERPRETATION. This Lease shall be interpreted as follows: (a) as though the parties shared equally in the negotiation and preparation of this Lease; (b) gender or lack of gender of any word shall include the masculine, feminine, and neuter; (c) singular shall include plural and plural shall include singular; (d) the words “include” and “including” mean, in addition to any regularly accepted meaning, “without limitation” and “including but not limited to”; and (e) subject headings, captions, and titles shall not affect the interpretation of this Lease.

43. REVIEW OF AGREEMENT. Tenant hereby represents, warrants, and covenants that Tenant had an adequate opportunity to review this Lease and to seek legal counsel to the satisfaction of Tenant prior to the execution and delivery of this Lease.

44. SEVERABILITY. If any provision in this Lease or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Lease which can be given effect without the invalid or unenforceable provision or application.

45. COUNTERPARTS: This Lease may be executed in multiple counterparts each of which shall be regarded as an original hereof but all of which together constitute one in the same.

46. LICENSEE DISCLOSURE: Check all that apply:

●	_______ Not Applicable.

●	_______ One or more parties to this Lease acting as a__ Lessee__ Lessor hold a valid Arkansas Real Estate License.

●	_______ One or more owners of any entity acting as__ Lessee__ Lessor hold a valid Arkansas Real Estate License.

THIS IS A LEGALLY BINDING AGREEMENT WHEN SIGNED BY THE PARTIES BELOW. READ IT CAREFULLY. YOU MAY EMPLOY AN ATTORNEY TO DRAFT THIS FORM FOR YOU. IF YOU DO NOT UNDERSTAND THE EFFECT OF ANY PART, CONSULT YOUR ATTORNEY BEFORE SIGNING. REAL ESTATE AGENTS CANNOT GIVE YOU LEGAL ADVICE. THE PARTIES SIGNED BELOW WAIVE THEIR RIGHT TO HAVE AN ATTORNEY DRAFT THIS FORM AND HAVE AUTHORIZED THE REAL ESTATE AGENT(S) TO FILL IN THE BLANKS ON THIS FORM.

[Remainder of Page Intentionally Blank; Signatures to Follow]

IN WITNESS WHEREOF, this Residential Lease Agreement is hereby executed as of the date first written above.

MANAGEMENT:
Blue Canopy Realty, LLC

By:
Name:
Title:	Authorized Leasing Agent

TENANT:	TENANT:

Print	Print

Signature	Signature

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